Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

SKEENA RESOURCES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In U.S. Dollars

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	—	—	—	—	—	—
Debt	Debt securities	—	—	—	—	—	—
Other	Warrants	—	—	—	—	—	—
Other	Subscription receipts	—	—	—	—	—	—
Other	Units	—	—	—	—	—	—
Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$149,820,000 (2)	$0.0001102	$16,510.17
Total Offering Amounts					$149,820,000		$16,510.17
Total Fees Previously Paid							—
Total Fee Offsets							$8,355.69
Net Fee Due(3)							$8,154.48

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, debt securities, warrants, subscription receipts and units of Skeena Resources Limited (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed US$149,820,000 (converted from C$200,000,000 at an exchange rate of C$1.00=US$0.7491, which was the daily exchange rate as reported by the Bank of Canada on January 26, 2023, a date within 5 business days of filing this Registration Statement). Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common shares, debt securities, warrants, subscription receipts and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	A registration fee of US$10,712.42 was previously paid with respect to securities registered under the Registrant's registration statement on Form F-10 filed on September 15, 2022 (No. 333-267434) (the “Prior Registration Statement”), pertaining to the registration of US$115,560,000 of securities of the Registrant, of which US$90,136,952.21 remains unutilized and therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. As the total filing fee required for this Registration Statement is US$16,510.17, taking into consideration the available offset of US$8,355.69 from the Prior Registration Statement, the Registrant has accordingly transmitted US$8,154.48 otherwise due for this Registration Statement.

Table 2: Fee Offset Claims and Sources

In US Dollars

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Skeena Resources Limited	F-10	333-267434	September 15, 2022		$8,355.69	(1)	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	$90,136,952.21
Fee Offset Sources	Skeena Resources Limited	F-10	333-267434		September 15, 2022							$8,355.69	(1)

(1)	This amount is based upon US$90,136,952.21 of unsold securities, calculated based upon the daily exchange rate reported by the Bank of Canada on September 23, 2022, the sale date of all sold securities, which was C$1.00=US$0.7369.